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                                                                    Exhibit 10.1

                  1998 AMENDMENT TO EDUCATIONAL MEDICAL, INC.
                           1996 STOCK INCENTIVE PLAN

                              W I T N E S S E T H:

     1. AMENDMENT TO PARAGRAPH 1(i) OF THE 1996 PLAN. Paragraph 1(i) of the 1996 Stock Incentive adopted by the Board of Directors of Educational Medical, Inc. on June 20, 1996 is hereby amended in its entirety as follows:

                  "(i) 'Plan' shall mean the Educational Medical, Inc. 1996 Stock Incentive Plan as amended from time to time."

     2   AMENDMENT TO PARAGRAPH 5 OF THE 1996 PLAN.  Paragraph 5 of the 1996
Plan is hereby amended in its entirety as follows:

                  "5.   MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN: The maximum
         number of shares with respect to which stock options or stock appreciation rights may be granted or which may be awarded as restricted stock under the Plan shall be 1,461,666 shares in the aggregate of Common Stock of the Corporation. The number of shares with respect to which a stock appreciation right is granted, but not the number of shares which the Corporation delivers or could deliver to a Participant upon exercise of a stock appreciation right, shall be charged against the aggregate number of shares remaining available under the Plan; provided, however, that in the case of a stock appreciation right granted in conjunction with a stock option under circumstances in which the exercise of the stock appreciation right results in termination of the stock option and vice versa, only the number of shares subject to the stock option shall be charged against the aggregate number of shares remaining available under the Plan. If a stock option or stock appreciation right expires or terminates for any reason (other than termination as a result of the exercise of a related right) without having been fully exercised, or if shares of restricted stock are forfeited, the number of shares with respect to which the stock option or stock appreciation right was not exercised at the time of its expiration or termination, and the number of forfeited shares of restricted stock, shall again become available for the grant of stock options or stock appreciation rights, or the award of restricted stock, under the Plan, unless the Plan shall have been terminated.

                  The number of shares subject to each outstanding stock option, stock appreciation right or restricted stock award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights and the aggregate number of shares remaining available under the



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         Plan shall be subject to such adjustment as the Administrator, in its
         Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding stock option, stock appreciation right, or restricted stock award."

     3. CONFLICT BETWEEN 1996 PLAN AND THIS 1998 AMENDMENT. In the event of any conflict between the terms and provisions of the 1996 Plan and the terms and provisions of this 1998 Amendment, the terms and provisions of this 1998 Amendment shall govern. All terms and provisions of the 1996 Plan not hereby amended shall remain in full force and effect.


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